Share purchase agreement

(1) Chanticleer UK Group Limited

and

(2) Hard Four Consultancy Limited

Contents

THIS AGREEMENT is made on 1st October 2021

PARTIES

(1) **CHANTICLEER UK GROUP LIMITED** incorporated in England and Wales with registered number 08504371 whose registered office is at 5 Giffard Court, Millbrook Close, Northampton, Northamptonshire NN5 5JF (the **Seller**), and

(2) **HARD FOUR CONSULTANCY LIMITED** incorporated in England and Wales with registered number 06125306 whose registered office is at 5 Giffard Court, Millbrook Close, Northampton, Northamptonshire NN5 5JF (the **Buyer**),

(each of the Seller and the Buyer being a Party and together the Seller and the Buyer are the **Parties**).

BACKGROUND

A The Company (as defined below) is a private company limited by shares and is incorporated in England and Wales. Details of the Company are set out in Schedule 1.

B The Seller is the legal and beneficial owner of the Sale Shares (as defined below), being in aggregate the entire allotted and issued share capital of the Company.

C The Seller has agreed to sell and the Buyer has agreed to purchase the Sale Shares on the terms of this Agreement.

THE PARTIES AGREE:

1 Definitions and interpretation

1.1 In this Agreement unless the context otherwise requires:

Accounts	means the audited financial statements of the Company for the accounting reference period ended on the Accounts Date, comprising company information, a balance sheet, profit and loss account and a director's report (together with the notes on them);
Accounts Date	means 31 December 2020;
Actual Net Assets	means the aggregate assets less the aggregate liabilities of the Company as at the Effective Time, as set out in the Completion Accounts and calculated in accordance with Schedule 4;
Adjusted Net Profit	means the profit of the Company after Taxation and extraordinary items but including exceptional items as set out in the Completion Accounts determined in accordance with Schedule 4;
Adjustment Payment Date	the fifth Business Day following the date on which the Completion Accounts are agreed or determined in accordance with Schedule 4;
agreed form	means in a form which has been agreed by the Parties and which has been duly executed or initialled by them or on their behalf for identification purposes with any alterations that may be agreed between the Parties in writing including to take account of any changes

agreed between the date of this Agreement and Completion;

Business	means the business of a restaurant and all other activities including those ancillary or incidental to or in connection with such business as carried on by the Company;
Business Day	means a day, other than a Saturday, Sunday or public holiday, on which clearing banks are open for non-automated commercial business in the City of London and **Business Days** means more than one of them;
Business Information	means all data or information (whether technical, commercial, financial or of any other type) in any form acquired under, pursuant to or in connection with this Agreement and any information used in or relating to the Business (including information relating to the Company's products (bought, manufactured, produced, distributed or sold), services (bought or supplied), operations, processes, formulae, methods, plans, strategy, product information, know-how, design rights, trade secrets, market opportunities, customer lists, commercial relationships, marketing, sales materials and general business affairs);
Buyer's Accountants	means Cube Partners Limited of 5 Giffard Court, Millbrook Close, Northampton, Northamptonshire NN5 5JF;
Buyer's Solicitors	means William Sturges LLP of Burwood House, 14-16 Caxton Street, London SW1H 0QY;
CA 1985	means the Companies Act 1985;
CA 2006	means the Companies Act 2006;
Claim	means a claim for breach of any of the Warranties;
Companies Acts	means each of CA 1985, the Companies Consolidation (Consequential Provisions) Act 1985, Companies Act 1989, CA 2006 and Part V of the Criminal Justice Act 1993;
Company	means West End Wings Limited (company registration number 03814994) further details of which are set out in Schedule 1;
Completion	means completion of the matters described in this Agreement (including the sale and purchase of the Sale Shares) by the performance by the Parties of their respective obligations in accordance with clause 4;
Completion Accounts	means the statement of the financial position of the Company as at the Effective Time to be prepared and agreed or determined (as the case may be) in accordance with Schedule 4;
Completion Date	means the date of this Agreement or such other time as the Parties may agree;

Consideration	means the sum specified in clause 3.1;
CRTP	means the Contracts (Rights of Third Parties) Act 1999;
Effective Time	means 23:59 on the Completion Date.
Encumbrance	means any mortgage, claim, charge (fixed or floating), pledge, lien, hypothecation, guarantee, right of set-off, trust, assignment, right of first refusal, right of pre-emption, option, restriction or other encumbrance or any legal or equitable third party right or interest including any security interest of any kind or any type of preferential arrangement (or any like agreement or arrangement creating any of the same or having similar effect) and **Encumbrances** means more than one of them;
Escrow Account	means the interest-bearing account holding the Escrow Amount to be opened by the Seller's Solicitors on Completion in accordance with clause 6 and the Escrow Letter;
Escrow Amount	means £150,000, being an amount deducted from the Consideration to be held in the Escrow Account pending agreement or determination of the Completion Accounts pursuant to Schedule 4;
Estimated Net Assets	means the sum of £0;
Management Accounts	means the unaudited balance sheet and the unaudited profit and loss account of the Company including notes thereto commencing on the day following the Accounts Date and ending on 30 September 2021;
Nominated Account	means the Seller's Solicitors' client account numbered 33668525, sort code 40-31-06 at HSBC UK Bank Plc;
Sale Shares	means the 100 ordinary shares of £1 each in the capital of the Company, being the entire allotted and issued share capital of the Company;
Seller's Accountants	means the Seller's in house accountants;
Seller's Solicitors	means Brachers LLP of Somerfield House, 59 London Road, Maidstone, Kent ME16 8JH;
Taxation	means any form of direct and indirect tax, duties (including stamp duties), contributions, withholdings, deductions, charges, levies and sums imposed, charged or demanded by HMRC or any other tax authority in the nature of tax in the United Kingdom and elsewhere and whether or not primarily payable by the Company or any other person, and all amounts recoverable by such tax authority including any interest, fines, penalties and surcharges relating to such tax;
Transaction Documents	means all documents in an agreed form which are listed in the agreed form list of completion documents

and **Transaction Document** means any one of them;

UK GAAP means Generally Accepted Accounting Principles in the United Kingdom.

Warranties means the warranties set out in Schedule 3 and **Warranty** means any one of them; and

1.2 In this Agreement, unless the context otherwise requires:

1.2.1 each gender includes the other genders;

1.2.2 the singular includes the plural and vice versa;

1.2.3 references to this Agreement include its Schedules;

1.2.4 references to clauses, sub-clauses and Schedules are to clauses and/or sub-clauses of, and Schedules to, this Agreement and references in a Schedule or part of a Schedule are to a paragraph of that Schedule or that part of that Schedule;

1.2.5 references to persons include individuals, unincorporated bodies and partnerships (in each case whether or not having a separate legal personality), bodies corporate, governments, government entities, companies and corporations and any of their successors, permitted transferees or permitted assignees;

1.2.6 the words 'include', 'includes' and 'including' or similar words are deemed to be followed by the words 'without limitation';

1.2.7 the contents table and the descriptive headings to clauses, Schedules and paragraphs in this Agreement are included for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement;

1.2.8 references to legislation is a reference to it as it is in force as at the date of this Agreement, including any modification or re-enactment of it in force as at the date of this Agreement;

1.2.9 references to this Agreement, any specified clause in this Agreement, any other document or any specified clause in any other document are to this Agreement, that document or the specified clause as in force for the time being and as amended, varied, novated or supplemented from time to time in accordance with the terms of the relevant document;

1.2.10 references to 'writing' or 'written' does not include fax, but shall include email; and

1.2.11 references to time shall mean London time, unless otherwise stated.

1.3 If any provision of the Schedules conflicts with any of the other provisions of this Agreement that are not contained in the Schedules, the provisions of this Agreement that are not contained in the Schedules shall take precedence.

2 Sale and purchase of Sale Shares

At Completion, the Seller shall sell the Sale Shares to the Buyer free from Encumbrances with full title guarantee and the Buyer shall purchase from the Seller the Sale Shares.

3 Consideration

3.1 The Consideration for the Sale Shares shall be £600,000 which shall be paid in cash in accordance with clause 4 and shall be subject to adjustment pursuant to clause 5.

3.2 Save to the extent that the monies have been repaid to the Seller, any payment made by the Seller in respect of any claim under or pursuant to this Agreement shall be deemed to constitute a reduction in the Consideration paid by the Buyer for the Sale Shares.

3.3 Any loans due to or from the Seller or its associated companies or persons will be dealt with as a deduction or an addition to the Consideration as the case may be. For the purposes of this clause an associated company is one in which Michael Dale Pruitt is a director and/or a shareholder and/or has control either personally or by his nominees or other persons acting on his instructions by virtue of share ownership, voting power or any other right.

4 Completion

4.1 Completion shall take place at the offices of the Buyer's Solicitors at Burwood House, 14-16 Caxton Street, London SW1H 0QY on the Completion Date, or at such other place and time as the Parties may agree. At Completion the matters set out in clauses 4.2 and 4.3 shall be transacted.

4.2 At Completion, the Seller shall:

4.2.1 deliver, procure the delivery of, or make available to the Buyer, the documents set out in Schedule 2, Part A; and

4.2.2 procure that resolutions of the sole director of the Company shall be passed dealing with the matters set out in Schedule 2, Part B and shall deliver to the Buyer duly signed resolutions together with all duly completed forms that need to be filed with the Registrar of Companies.

4.3 Subject to the Seller performing its obligations in accordance with this clause 4, at Completion, the Buyer shall:

4.3.1 pay the Consideration less the Escrow Amount to the Seller by way of electronic transfer of funds for same day value into the Nominated Account (the Seller's Solicitors being hereby authorised to receive it in such account) receipt of which sum in such account shall constitute a good discharge to the Buyer in respect of its obligation under clause 3; and

4.3.2 pay the Escrow Amount by way of electronic transfer of funds into the Escrow Account (the Seller's Solicitors being hereby authorised to receive it in such account), receipt of which sum in such account shall constitute a good discharge by the Buyer in respect of its obligation under clause 3; and

duly execute and deliver those Transaction Documents to which it is expressed to be a party.

5 Completion Accounts

5.1 The Parties shall procure that the Completion Accounts are prepared and agreed or determined (as the case may be) in accordance with Schedule 4

5.2 Following agreement or determination of the Completion Accounts, if the amount of the Actual Net Assets:

5.2.1 exceeds the Estimated Net Assets (**NAV Excess**), the Buyer shall pay to the Seller an amount equal to the Escrow Amount plus the NAV Excess on or before the Adjustment Payment Date;

5.2.2 is less than the Estimated Net Assets (**NAV Shortfall**), the Seller shall pay to the Buyer an amount equal to the NAV Shortfall on or before the Adjustment Payment Date; or

5.2.3 is equal to the Estimated Net Assets, the Buyer shall pay to the Seller an amount equal to the Escrow Account on or before the Adjustment Payment Date.

5.3 Where there is a NAV Excess, the Seller and the Buyer shall procure that the Escrow Amount is released to the Seller from the Escrow Account and the Buyer shall pay an amount equal to the NAV Excess by way of electronic transfer into the Nominated Account (the Seller's Solicitors being authorised to receive it in such account and whose receipt shall be a good discharge) on or before the Adjustment Payment Date. Such payments shall be in satisfaction of the Buyer's obligations under clause 5.2.1.

5.4 Where there is a NAV Shortfall, the Seller and the Buyer shall procure that, on the Adjustment Payment Date, an amount equal to the NAV Shortfall is released from the Escrow Account to the Buyer by way of electronic transfer to such account which the Buyer shall have notified to the Seller at least 2 Business Days before the Adjustment Payment Date. Such payment shall be in satisfaction (in whole or in part) of the Seller's obligations under clause 5.2.2. To the extent that any amounts standing to the credit of the Escrow Account are not payable in respect of the NAV Shortfall, such amounts (both principal and interest) shall be released to the Seller in accordance with the Escrow Letter.

5.5 Where the amounts standing to the credit of the Escrow Account are insufficient to satisfy any payment due to the Buyer pursuant to clause 5.4, the Seller shall pay to the Buyer on the Adjustment Payment Date the amount of the shortfall by way of electronic transfer to such bank account notified by the Buyer to the Seller pursuant to clause 5.4. Such payment shall be in satisfaction of the Seller's obligations under clause 5.2.2.

5.6 Where clause 5.2.3 applies, the Seller and the Buyer shall procure that the Escrow Amount is released to the Seller from the Escrow Account and the Buyer shall pay an amount equal to the NAV Excess by way of electronic transfer into the Nominated Account (the Seller's Solicitors being authorised to receive it in such account and whose receipt shall be a good discharge) on or before the Adjustment Date. Such payments shall be in satisfaction of the Buyer's obligations under clause 5.2.3.

6 Escrow Account

6.1 Following Completion, the Escrow Amount shall be held in the Escrow Account in accordance with the terms of this clause 5 and the Escrow Letter.

6.2 The Escrow Account shall be used to satisfy (in whole or in part) the payment of any amount due to either the Seller or the Buyer in accordance with clause 5.2 as a result of the determination of the Completion Accounts pursuant to Schedule 4.

6.3 Save as expressly provided in this agreement or required by law, each payment from the Escrow Account to the Buyer or the Seller shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind.

6.4 Any interest that accrues on the credit balance on the Escrow Account from time to time shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of the interest earned on that principal sum.

6.5 The liability to taxation on any interest on any amount in, or paid from, the Escrow Account shall be borne by the party ultimately entitled to that interest.

6.6 No amount shall be released from the Escrow Account otherwise than in accordance with this clause and the terms of the Escrow Letter.

7 The Warranties

7.1 The Seller warrants to the Buyer in the terms of the Warranties.

7.2 Each of the Warranties is separate and independent and except as expressly otherwise provided in this Agreement, shall not be limited by reference to any other Warranty or by anything in the Agreement.

7.3 The Warranties and the rights and remedies of the Buyer under this Agreement shall not be affected by Completion.

7.4 The Buyer and the Seller warrant to each other that, as at the date of this Agreement there is no matter or circumstance within their actual knowledge at the date of this Agreement which is inconsistent with any of the Warranties.

8 Limitations on liability

8.1 The aggregate liability of the Seller for all Claims shall not exceed an amount equal to the Consideration actually received by the Seller.

8.2 The Seller shall not be liable for a Claim unless:

8.2.1 the Seller's liability in respect of such Claim (together with any connected Claims) exceeds £5,000; and

8.2.2 the amount of the Seller's liability in respect of such Claim (together with any connected Claims), when aggregated with the Seller's liability for all Claims that are not excluded under clause 8.2.1, exceeds £15,000 in which case the Seller shall be liable for the whole amount claimed (and not just the amount by which the threshold in this clause 8.2.2 is exceeded).

For the purposes of this clause 8.2, a Claim is **"connected"** with another Claim if the Claims arise from the same event or set of circumstances, or relate to the same subject matter.

8.3 The Seller shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller prior to the expiry of the period of 24 months commencing on the Completion Date.

8.4 The Seller shall not be liable for a Claim to the extent that the Claim:

8.4.1 relates to a matter specifically and fully provided for in the Accounts, the Management Accounts or the Completion Accounts;

8.4.2 is attributable (in whole or in part) to any voluntary act after Completion by or on behalf of the Buyer, provided that this shall not include any voluntary act required by any law, regulation or regulatory authority or carried out or occurring pursuant to a legally binding obligation entered into by the Company on or before Completion;

8.4.3 arises or is increased as a result of the passing or coming into force of, or any change in, after Completion, any law, rule, regulation, directive, interpretation of the law, in any such case not actually or prospectively in force at the date of this Agreement; or

8.4.4 arises or is increased as a result of any changes made after Completion in the accounting policies of the Buyer or the Company at the request or direction of the Buyer, other than to comply with UK GAAP or any other relevant accounting standard as at Completion, or as a result of any change in the date to which the accounts of the Buyer, the Company are made up to in any year after Completion.

8.5 The Seller shall not be liable in respect of a Claim where the Buyer or the Company is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving

rise to the Claim unless the Buyer first uses (or procures that the Company uses) all reasonable endeavours to make a claim against its insurers pursuant to the relevant policy. The Seller's liability in respect of any such Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum including any increased renewal premium payable), or extinguished if the amount so recovered exceeds the amount of the Claim.

8.6 The Seller shall not be liable for a Claim to the extent that the Claim relates to a liability which is remediable without further loss whatsoever being suffered or incurred by the Buyer as a result of the breach which caused such liability under this Agreement and such breach is fully remedied by the Seller as soon as is reasonably practicable and in any event within 20 Business Days after the date notice of such breach is served by the Buyer on the Seller.

8.7 If any Claim arises by reason of a liability which at the time the Seller is notified is contingent or otherwise not capable of being quantified, then the Seller shall not be obliged to make any payment to the Buyer or the Company in respect of such matter unless and until such liability ceases to be contingent or becomes capable of being quantified (as the case may be), provided that any such Claim has been notified to the Seller pursuant to clause 8.3 then the time limits (if any) for either agreeing the amount payable, or issuing legal proceedings, in respect of such Claim shall be amended so that agreement must be reached or proceedings issued within 12 months from the date on which the liability to which the Claim relates ceases to be contingent.

8.8 In the event that the Buyer or the Company is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim the following provisions shall apply:

8.8.1 the Buyer shall (or shall procure that the Company shall), before making a Claim against the Seller, use all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party unless the Buyer in its absolute discretion (acting reasonably and in good faith) determines that enforcing such recovery or seeking such reimbursement is likely to be materially detrimental to its business (or the business of the Company) or involves it incurring disproportionate costs and expenses (including management time) to the outcome which could be achieved;

8.8.2 the liability of the Seller in respect of the Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum), or extinguished if the amount recovered exceeds the amount of the Claim; and

8.8.3 if the Seller makes a payment to the Buyer in respect of a Claim and the Buyer or the Company subsequently recovers from a third party a sum which is directly referable to that Claim, the Buyer shall promptly repay to the Seller the lower of:

(a) the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer or the Company in recovering that sum); and

(b) the amount paid to the Buyer by the Seller in respect of the Claim.

8.9 If any amount is repaid to the Seller in accordance with clause 8.8, the amount so repaid shall be deemed to have never been paid by the Seller to the Buyer.

8.10 The Buyer shall not be entitled to recover more than once in respect of the same liability giving rise to a Claim.

8.11 Nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Buyer to mitigate its loss or damage in respect of any Claim.

8.12 Nothing in this clause 8applies to exclude or limit the liability of the Seller:

8.12.1 to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller or its their agents or advisers; or

8.12.2 in respect of a breach of any of the warranties in Paragraph 1.2, Paragraph 1.3 and Paragraph 2.1 to Paragraph 2.3 (inclusive) of Schedule 3 (**"Fundamental Warranties"**).

8.13 The Buyer agrees that rescission shall not be available as a remedy for any breach of this Agreement and agrees not to claim that remedy.

9 Miscellaneous

9.1 Survival

The provisions of this Agreement and the Transaction Documents shall, except in so far as fully performed at Completion, remain in full force and effect and will continue to bind the Parties after and notwithstanding Completion. Such provisions shall be effective and enforceable against the relevant Party and will not be extinguished or affected by any other event or matter except a specific and duly authorised written waiver or release obtained from the other Parties.

9.2 Variation

No amendment or variation of this Agreement and the Transaction Documents shall be valid or effective unless made in writing and signed by or on behalf of the Seller and the Buyer or by their authorised representatives.

9.3 Severability

9.3.1 Each provision of this Agreement is severable and distinct from the others. If any provision of this Agreement (wholly or partly) is or becomes illegal, invalid or unenforceable, that shall not affect the legality, validity or enforceability of any other provision of this Agreement.

9.3.2 If any provision of this Agreement (wholly or partly) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if the provision or some part of the provision was deleted or modified, the provision or part of the provision in question shall apply with such deletions and modifications as may be necessary to make it legal, valid and enforceable.

9.4 Waiver

9.4.1 No failure, delay, indulgence, act or omission by either Party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any claim, right, remedy, power or privilege prevent any future exercise of it or the exercise of any other claim, right, remedy, power or privilege.

9.4.2 Any rights, powers or remedies conferred on a Party by this Agreement shall be in addition to and without prejudice to all other rights, powers and remedies available to it.

9.5 Further assurance

Each Party (at its own cost) shall, and shall use its reasonable endeavours to procure that any necessary third parties shall, execute and deliver to the Parties such other instruments and documents (including deeds) and do all such further things as may be required by the

Buyer to carry out, evidence and give effect to the provisions of and the matters contemplated by this Agreement and each other Transaction Document.

9.6 Rights of third parties

9.6.1 A person who is not a Party to this Agreement shall not be entitled to enforce any of its terms under the CRTP.

9.6.2 In respect of any claim brought against the Seller by the Company or any of its directors, employees, agents or advisers, section 3(4) of the CRTP shall not apply.

9.7 Assignment

Neither Party shall without the prior written consent of the other Party (such consent not to be unreasonably withheld conditioned or delayed) assign, transfer, hold on trust, create any Encumbrance over or otherwise delegate the benefit of this Agreement or any right under it.

9.8 Entire agreement

9.8.1 This Agreement and the Transaction Documents constitute the entire agreement and understanding between the Parties relating to the matters contemplated by this Agreement and each Transaction Document and supersedes all previous agreements (if any and whether in writing or not) between the Parties in relation to such matters.

9.8.2 Each Party acknowledges that in entering into this Agreement and the Transaction Documents, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

9.8.3 Each party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this Agreement.

9.9 Succession

This Agreement shall be binding on, and enure for the benefit of, each Party and their respective successors and assigns. Subject to and on any succession and assignment permitted by this Agreement, any successor and/or assignee shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were in all respects a party to this Agreement, but until such time, any such successor or assignee shall have no rights whether as a third party or otherwise.

9.10 Time of the essence

Each time, date or period referred to in this Agreement (including any time, date or period varied by the Parties) is of the essence.

9.11 Counterparts

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when executed and delivered by a Party, shall be an original, and such counterparts taken together shall constitute one and the same Agreement.

9.12 Costs

The Parties will each pay their own costs in connection with the negotiation, preparation and implementation of this Agreement and any documents referred to in or incidental to this Agreement and any Transaction Document. The Buyer shall be responsible for the payment

of United Kingdom stamp duty and/or stamp duty reserve tax in respect of the agreement to sell, and completion of the sale of, the Sale Shares under this Agreement.

9.13 Interest

If a Party fails to make any payment due to any other party under this Agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 5% per annum above the Bank of England's base rate from time to time or 5% per annum for any period when that base rate is below 0%. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.

10 Franchise

The Buyer shall deal with all matters required in respect of the existing franchise relating to the Business; the franchisor. In addition the Buyer shall be responsible for all costs and expenses relating thereto.

11 Notices

11.1 All notices or other communications under this Agreement will be in writing and sent to the person and address set out at the top of this Agreement. They may be given, and will be deemed received:

11.1.1 by first-class post: two Business Days after posting;

11.1.2 by airmail: seven Business Days after posting;

11.1.3 by hand: on delivery;

11.1.4 by email: on receipt of a read return mail from the correct address.

11.2 Either Party may change the address or email address to which such notices to it are to be delivered by giving not less than five Business Days' notice to the other Party.

12 Confidential information

12.1 Neither Party shall, without the other Party's prior written consent, disclose:

12.1.1 the terms of this Agreement;

12.1.2 any the Business Information and/or information relating to the customers, suppliers, methods, products, plans, finances, trade secrets or otherwise to the business or affairs of the other Party; and

12.1.3 any information developed by either Party in performing its obligations under, or otherwise pursuant to this Agreement,

clauses 12.1.1, 12.1.2 and 12.1.3 together being the **Confidential Information.**

12.2 Neither Party will use the other Party's Confidential Information except to the extent necessary or required to perform this Agreement.

12.3 Disclosure of Confidential Information may be made to a Party's officers, employees and contractors, professional advisers, consultants and other agents if such disclosure is reasonably necessary to advise on this Agreement and the transaction as a whole, on condition that the disclosing Party is responsible for procuring that the relevant third party complies with its obligations under this clause 12.

12.4 Confidential Information does not include information which is:

12.4.1 publicly available, other than as a result of a breach of this Agreement;

12.4.2 lawfully available to a Party from a third party who was not subject to any confidentiality restriction prior to the disclosure of such Confidential Information; or

12.4.3 required to be disclosed by law, regulation or by order or ruling of a court or administrative body of a competent jurisdiction or by the rules of a recognised investment exchange (within the meaning of the FSMA) or any regulatory body to which any Party submits (but in which case to the absolute minimum necessary) provided that the disclosing Party shall use its reasonable endeavours, to the extent permitted to do so by law, the court or the authority requiring disclosure, to first consult fully with the other Parties to establish whether and, if so, how far it is possible to prevent or restrict such enforced disclosure and take all steps as it may require to achieve prevention or restriction.

12.5 On termination of this clause 12, all Confidential Information relating to or supplied by a Party and which is or should be in the other Party's possession will be returned by the other Party or (at the first Party's option) destroyed and certified by an officer of the Party destroying it as destroyed.

12.6 This clause 12 will remain in force for a period of five years from the date of this Agreement.

13 Announcements

Notwithstanding any other clause of this Agreement, except as required by law or by any court, governmental or administrative authority or regulatory or supervisory body of competent jurisdiction (including the rules of a recognised investment exchange (within the meaning of FSMA) to which any Party submits), no Party shall issue (and shall procure that no person connected with it nor any of its directors, officers or employees shall make) any announcement relating to or in connection with this Agreement or any matters contained in it, without the written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed). This clause 13 shall survive Completion.

14 Governing law and jurisdiction

14.1 This Agreement is governed by and shall be construed in accordance with the laws of England.

14.2 The Parties irrevocably submit to the exclusive jurisdiction of the courts of England to settle any disputes and claims which may arise out of, or in connection with, this Agreement.

This Agreement has been executed and delivered as a deed on the date written at the beginning of it.

SCHEDULE 1
COMPANY DETAILS

Part A
The Company

Name:	West End Wings Limited
Date and place of incorporation:	Incorporated in England and Wales on 27 July 1999
Previous names and date of change:	WB CO (1196) LTD from 27 July 1999 to 1 October 1999
Registered number:	03814994
Registered office:	5 Giffard Court, Millbrook Close, Northampton NN5 5JF
Issued share capital:	100 ordinary shares
Directors (names and addresses):	Michael Dale Pruitt
Accounting reference date:	31 December
Auditors:	Cube Partners Limited

SCHEDULE 2
SELLER DELIVERABLES AND BOARD MEETING OF THE COMPANY

Part A
Documents to be delivered by the Seller on Completion

1 At Completion, the Seller shall deliver, procure the delivery of, or make available to the Buyer, the following documents:

1.1 Transfers of the Sale Shares duly executed by the Seller in favour of the Buyer (or as it in writing directs), accompanied by the definitive share certificates of the Sale Shares (or an indemnity in the agreed form in relation to any lost or damaged share certificate).

1.2 A power of attorney, in the agreed form marked 'C', duly executed by the Seller for the purpose of securing the interest of the Buyer in the Sale Shares pending the registration of the Sale Shares into the name(s) of the Buyer and/or its nominee(s).

1.3 A certified copy of the minutes recording the resolution of the board of directors of the Seller authorising, among other things, the sale of the Sale Shares and the execution of the transfers in respect of them, the execution and delivery of this Agreement, and any other Transaction Document.

1.4 The certificate of incorporation, any certificates of incorporation on change of name or re-registration, the common seal (if any) or a certificate in the agreed form from the Seller certifying that there is no common seal, statutory registers and minute and other record books (fully written up to the time immediately prior to Completion) and share certificate books of the Company together with all unused forms of share certificates of the Company.

1.5 Written resignations of the sole director of the Company from his office with a written acknowledgement from him (executed as a deed in the agreed form) that he has no claim whatsoever against the Company whether in respect of compensation for loss of office, damages, pension, loans or otherwise.

1.6 Each of the Transaction Documents (other than those otherwise referred to in this paragraph 1) duly executed on behalf of the Seller.

1.7 All licences and authorisations obtained by, or issued to, the Company (or any other person) in connection with the Business.

1.8 All other documents relating to the Company which are in the possession of or under the control of the Seller.

Part B
Board resolutions of the Company

1 At Completion, the Seller shall procure that the sole director shall pass resolutions in respect of the following matters:

1.1 The transfer of the Sale Shares (subject to stamping) shall be approved for registration in the Company's register of members.

1.2 John Stephen Goard and Julian Mills shall be appointed as additional directors.

1.3 The resignations mentioned in paragraph 1.5 in Schedule 2, Part A shall be submitted and accepted.

1.4 The existing bank mandates and instruction for the operation of bank accounts of the Company shall be cancelled and new bank mandates and instructions giving authority to persons nominated by the Buyer shall be issued. In addition the Seller shall procure the destruction (with written confirm of the destrouction) or the return to the Company of the bank fobs issued to anyone other than Julian Mills.

1.5 All and any of the Company's cheque books, credit, debit or charge cards used in connection with the Business by any employee of the Company shall be delivered to the Buyer and all outstanding balances for such cards paid.

SCHEDULE 3
WARRANTIES

1 The Seller

1.1 The Seller is a company duly incorporated and existing under the laws of England and Wales.

1.2 The Seller has all necessary power and authority to enter into and perform this Agreement and each Transaction Document and all other documents to be executed by it pursuant and ancillary to this Agreement (together the **Sale Documents** and individually a **Sale Document**), without obtaining the consent or approval of any third party.

1.3 The Sale Documents constitute, or when executed will constitute, valid, legal, binding and enforceable obligations on the Seller in accordance with their terms.

2 The Sale Shares

2.1 The Seller is the sole legal and beneficial owner and the sole registered holder of the Sale Shares.

2.2 The Seller is entitled to sell, or procure the sale of, and transfer the full legal and beneficial interest in the Sale Shares to the Buyer on the terms of this Agreement, without obtaining the consent or approval of any third party.

2.3 The Sale Shares comprise (and will at Completion comprise) the entire issued and allotted share capital of the Company.

2.4 No shares in the capital of the Company have at any time been issued, and no transfers of shares in the capital of the Company have been registered, otherwise than in accordance with the articles of association (or equivalent documents) of the Company for the time being and the Companies Acts and further all necessary consents and approvals have been obtained for each issue and transfer of such shares.

2.5 The Sale Shares are fully paid or credited as fully paid and were not allotted at a discount.

2.6 There is no Encumbrance on, over or affecting the Sale Shares.

3 The Company

3.1 The information contained in Schedule 1 is true and accurate.

3.2 The Company does not have any subsidiaries.

4 Status and solvency

4.1 No order has been made, petition presented or resolution passed for the winding-up of the Company.

4.2 No notice of appointment of or notice of intention to appoint an administrator has been made or issued in relation to the Company and no administration order or administration application has been made in relation to the Company.

4.3 No receiver or administrative receiver has been appointed over any part of the business or assets of the Company, no application has been made to the court for any such appointment, and no power of sale or power to appoint a receiver or administrative receiver under the terms of any charge, mortgage or security over the Company's assets has become exercisable.

4.4 No composition, voluntary arrangement, scheme of arrangement under the CA 1985 or the CA 2006 or any other compromise or arrangement with creditors generally (or any class of them) has been made or proposed by or in relation to the Company.

4.5 No moratorium under Part A1 of the Insolvency Act 1986 has been obtained or proposed by or in relation to the Company.

4.6 No restructuring plan under Part 26A of CA 2006 has been proposed or sanctioned by or in relation to the Company.

4.7 The Company has not stopped payment, is not insolvent and is not unable or deemed unable to pay its debts (within the meaning given by section 123 of the Insolvency Act 1986).

4.8 No statutory demand has been served on the Company that has not been paid in full or withdrawn.

5 Statutory books, filings and constitutional documents

5.1 The statutory books and books of account of the Company have been kept in accordance with applicable laws and they provide an accurate record of the matters required by law ro appear in them and no notice that any of them is incorrect or that they should be rectified has been received.

5.2 A copy of the Company's current memorandum and articles of association is filed at Companies House.

6 Accounts and financial records

6.1 The Accounts:

6.1.1 give a true and fair view of the state of affairs of the Company at the Accounts Date,; and

6.1.2 have been prepared in accordance with FRS 102 including Section 1A Small Entities;

6.1.3 comply with the CA 2006 (as applicable) and all other relevant statutes or statutory instruments in the UK.

6.2 The Company had no capital commitments outstanding at the Accounts Date.

6.3 Since the Accounts Date, the Company has:

6.3.1 carried on the Business in the normal course and as a going concern;

6.3.2 not created, allotted, issued, acquired, repaid or redeemed any share or loan capital or agreed to do any of the same.

6.4 Having regard for the purpose for which the Management Accounts were prepared, the Management Accounts:

6.4.1 have been prepared with due care and attention on a basis that is consistent with that adopted in the preparation of any previous management accounts (if any) prepared by the Company since the Accounts Date; and

6.4.2 fairly represent with reasonable accuracy the state of affairs of the Company as at and to the date for which they relate.

7 Litigation and other proceedings

7.1 The Company has not been, in the period of 12 months prior to the date of this Agreement and is not at the date of this Agreement, engaged in any litigation, arbitration, mediation, dispute resolution or criminal proceedings before any court or tribunal of competent jurisdiction (except for debt collection in the normal course of business) and, so far as the Seller is aware, there are no such proceedings pending or threatened, or expected either by or against the Company or any person for whose acts or defaults the Company is or may be vicariously liable and, so far as the Seller is aware (without having made enquiries of counterparties) there are no facts or circumstances which are likely to give rise to such proceedings involving the Company or such other person for whose acts or defaults the Company is or may be vicariously liable.

7.2 There is no outstanding order, judgment, award or decision given by any court, tribunal, arbitrator, governmental agency or regulatory body of competent jurisdiction in relation to the Company, its assets or any persons for whose acts or defaults the Company is or may be vicariously liable.

SCHEDULE 4
COMPLETION ACCOUNTS

Part A
Preparation of Completion Accounts

1 The Seller shall procure that, in conjunction with the Company, the Seller's Accountants prepare the draft Completion Accounts (**Draft Accounts**) and submit the Draft Accounts to the Buyer's Accountants within 20 Business Days following the Completion Date. The Draft Accounts shall:

1.1 be drawn up in accordance with the specific instructions in Schedule 4, Part B; and

1.2 include a statement showing the Actual Net Assets and the Adjusted Net Profit as at the Completion Date (**Draft Statement**).

2 If the Seller fails to procure the preparation of the Draft Accounts in accordance with paragraph 1, the Buyer may instruct the Buyer's Accountants to prepare the Draft Accounts at the reasonable expense of the Seller.

3 The Seller shall procure that the Seller's Accountants shall give the Buyer's Accountants reasonable access to all their working papers (other than audit working papers) during their review of the Draft Accounts and the Seller agrees that the Buyer's Accountants may disclose to the Buyer any information and copies of any documents which they receive by virtue of Schedule 4, Part A, provided that neither the Buyer nor the Buyer's Accountants shall be given access to any information or document which is subject to legal professional privilege or which has been prepared by the Seller or the Seller's Accountants and other professional advisers for the purposes of assessing the merits of any claim or argument.

4 Within [20] Business Days following receipt of the Draft Accounts pursuant to paragraph 1 (Acceptance Period), the Buyer or the Buyer's Accountants shall notify the Seller or the Seller's Accountants in writing whether they agree the Draft Accounts and the Draft Statement or any basis upon which they dispute the Draft Accounts and the Draft Statement (Dispute Notice).

5 If, within the Acceptance Period, the Buyer or the Buyer's Accountants confirm their acceptance of the Draft Accounts and the Draft Statement or they fail to give a Dispute Notice before the expiry of the Acceptance Period, the Parties shall be deemed, on the date of such confirmation or the expiry of the Acceptance Period (where applicable), to have agreed for the purposes of this Agreement:

5.1 the Draft Accounts and the Draft Statement, and the Draft Accounts and the Draft Statement shall be the Completion Accounts; and

5.2 the amount of the Actual Net Assets and the Adjusted Net Profit respectively,

and such deemed agreement shall (in the absence of manifest error) be final and binding on the Parties.

6 If the Buyer or the Buyer's Accountants give a Dispute Notice to the Seller or the Seller's Accountants within the Acceptance Period, the Parties shall act in good faith to agree the matters in the Dispute Notice within [20] Business Days immediately following receipt of the Dispute Notice (**Negotiation Period**) and:

6.1 where they are able to resolve the matters in the Dispute Notice within the Negotiation Period, the Parties shall be deemed to have agreed the Draft Accounts and the Draft Statement on the expiry of the Negotiation Period with any modifications as may have been agreed between the Seller or the Seller's Accountants and the Buyer or the Buyer's Accountants;

6.2 where the Seller or the Seller's Accountants and the Buyer or the Buyer's Accountants are unable to resolve the matters in the Dispute Notice within the Negotiation Period, the matters in dispute shall be referred within [20] Business Days of the end of the Negotiation Period to an independent chartered accountant (acting as an expert and not as an arbitrator) nominated by the Seller and the Buyer or, in the event of disagreement as to nomination, appointed by the President from time to time of the Institute of Chartered Accountants in England and Wales (**Independent Expert**).

7 The Independent Expert shall determine the Completion Accounts and the amount of the Actual Net Assets and Adjusted Net Profit, including any adjustments to the Draft Accounts and the Draft Statement on the following terms:

7.1 the Independent Expert shall act as an expert and not as an arbitrator;

7.2 the Seller and the Buyer shall be entitled to make submissions in writing to the Independent Expert together with their best estimates of any monetary amounts to be determined by the Independent Expert;

7.3 the Independent Expert shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement and any other relevant document but only for the purposes of determining the Draft Accounts, the Draft Statement, the Completion Accounts, the Actual Net Assets and the Adjusted Net Profit; and

7.4 the Independent Expert's decision shall be made within 30 Business Days of its appointment and shall, in the absence of fraud or manifest error, be final and binding on the Parties on the date of expiry of the period referred to in this paragraph 7.4 (or if earlier, the date agreed in writing between the Buyer and the Seller).

8 Upon issue of the Independent Expert's decision pursuant to paragraph 7.4, the Parties shall be deemed, on the date such decision is issued, to have agreed the Draft Accounts and the Draft Statement as the Completion Accounts and the amount of the Actual Net Assets and the Adjusted Net Profit respectively for the purposes of this Agreement with any modifications as may have been prescribed by the Independent Expert.

9 In so far as they are able, the Seller and the Buyer shall procure that the Independent Expert is given such assistance as it reasonably requires for the purposes of determining the Completion Accounts and the amount of the Actual Net Assets and the Adjusted Net Profit and reasonable access to all books and records relating to the Company which are in the possession and control of the Seller, the Buyer or the Company (where applicable).

10 The costs of the Independent Expert shall be apportioned between the Seller and the Buyer as the Independent Expert shall decide.

11 The fees and expenses of the Seller's Accountants and the Buyer's Accountants in respect of the determination of the Completion Accounts and the amount of the Actual Net Assets and the Adjusted Net Profit pursuant to this Agreement shall be borne by the Seller and the Buyer, respectively.

Part B
Specific instructions for the preparation of the completion accounts

1 The Completion Accounts shall be prepared and determined in accordance with the following accounting principles, policies, practices, bases and methods and in the following order of priority:

1.1 the specific principles, policies, bases, practices and methods set out in paragraph 3;

1.2 subject to paragraph 3, UK GAAP in force as at the Completion Date; and

1.3 subject to paragraph 3 the principles, policies, practices, bases and methods consistent with those used by the Company in the preparation of the Accounts to the extent that these are consistent with UK GAAP. If no principle, policy, practice, base or method has been adopted in the preparation of the Accounts in respect of a particular item or matter, that item or matter shall be accounted for in accordance with UK GAAP in force as at the Completion Date.

2 Events and circumstances occurring after the Completion Date shall not be taken into account and shall be ignored in assessing the value of items to be included in the Completion Accounts, save where expressly required by this Schedule, Part B.

3 The specific principles, policies, bases, practices and methods referred to in paragraph 1 are:

3.1 all liabilities and losses (including exceptional and extraordinary charges and losses in accordance with SSAPs and bad and doubtful debts) will be provided for;

3.2 no value will be attributed to goodwill or any other intangible fixed asset;

3.3 tangible fixed assets shall be included at the same values at which they were included in the Accounts and shall be depreciated on the following basis: 20% on a straight line basis

3.4 stock will be valued at the lower of cost and net realisable value, with proper provision being made for , obsolete or damaged stock and stock in excess of requirements. Full provision shall be made for stock no longer traded by the Company

3.5 debtors shall be valued at book value after making proper provision for bad and doubtful debts, returns, settlement discounts, retrospective discounts and any other amounts not considered to be recoverable.

3.6 All Taxation liabilities will be accrued in the Completion Accounts.

Executed as a deed by **CHANTICLEER UK GROUP LIMITED** acting by Michael Pruitt, director, in the presence of:	.... Director
.... *[signature of witness]*	
[insert name of witness]	
[insert witness's address]	
[insert witness's occupation]	

Executed as a deed by **HARD FOUR CONSULTANCY LIMITED** acting by John Goard, director, in the presence of:	.... Director
.... *[signature of witness]*	
[insert name of witness]	JULIAN HILLS
[insert witness's address]	6 PINFOLD CLOSE NOTTINGHAM NG24 6DP.
[insert witness's occupation]	